PROSPECTUS                 Pricing Supplement No. 3417
Dated April 28, 1999       Dated July 22, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated May 3, 1999          No's 333-59707 and 333-76479

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
             (Redeemable Floating/Fixed Rate Notes)

Trade Date:  July 22, 1999

Settlement Date (Original Issue Date):  August 10, 1999

Maturity Date:  August 10, 2007

Principal Amount (in Specified Currency):  USD25,000,000

Price to Public (Issue Price):  100%

Agent's Discount or Commission: The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale.

Net Proceeds to Issuer (in Specified Currency):  USD25,000,000

Interest Rate:
  Interest Calculation:
 XX Regular Floating Rate
 __ Inverse Floating Rate
 __ Other Floating Rate

  Interest Rate Basis:  _ CD Rate   _ Commercial Paper Rate
  _ Federal Funds Rate (See "Additional Terms - Interest" below)
  X LIBOR   _ Prime Rate  _ Treasury Rate
  _ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): plus 80 basis points
Spread Multiplier:  N/A

Index Maturity: 3 Months
Index Currency: U.S. Dollar

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Interest  Payment  Period:  Quarterly until  August  10,  2001,
  commencing         on        November         10,         1999.
  Annually thereafter with the first annual coupon payment on August 10, 2002 and the last annual coupon payment on August 10, 2007. See "Additional Terms - Interest Rate" below.

Interest  Payment  Dates:  Quarterly  until  August  10,  2001,
  commencing         on        November         10,         1999.
  Annually thereafter with the first annual coupon payment on August 10, 2002 and the last annual coupon payment on August 10, 2007. See "Additional Terms - Interest Rate" below.

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                   (Redeemable Floating/Fixed Rate Notes)
                              Page 2
                         Pricing Supplement No. 3417
                         Dated July 22, 1999
                         Rule 424(b)(3)-Registration Statement
                         No.'s 333-59707 and 333-76479



Form of Notes:

XX DTC registered        __ non-DTC registered

Repayment, Redemption and Acceleration:

Optional Repayment Date:  N/A
Annual Redemption Percentage Reduction:  N/A
Initial Redemption Date: August 10, 2001
                        (See "Additional Terms-Redemption" below)
Initial Redemption Percentage:  100%

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A


Indexed Notes:

  Currency Base Rate:  N/A
                     (Redeemable Floating/Fixed Rate Notes)
                              Page 3
                         Pricing Supplement No. 3417
                         Dated July 22, 1999
                         Rule 424(b)(3)-Registration Statement
                         No.'s 333-59707 and 333-76479

Additional Terms:

The Calculation Agent for the Notes will be Deutsche Bank AG.

   Interest:

Interest on the Notes will be paid quarterly until August 10, 2001, commencing on November 10, 1999, at a coupon rate equal to the United States three month Libor rate plus eighty basis points. Thereafter, interest on the Notes will be paid annually at a fixed rate of seven per cent, commencing on August 10, 2002 and ending on the Maturity Date.

   Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on August 10, 2001 at 100% of their principal amount (the "Redemption Date"). In the event that the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date.

   General.

   At March 27, 1999 the Company had outstanding indebtedness totalling $167.367 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 27, 1999 excluding subordinated notes payable after one year was equal to $166.670 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

         ear Ended December 31,      Three Months Ended
     1994  1995  1996  1997 1998        March 27, 1999
     1.63  1.51  1.53  1.48 1.50            1.53

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:


Deutsche Bank Securities, Inc. is the agent in connection with the distribution of the Notes. The Notes are being purchased by the Agent at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale.